CT COMMUNICATIONS, INC.
              1995 COMPREHENSIVE STOCK OPTION PLAN

     CT Communications, Inc., a North Carolina corporation (the
"Corporation"), hereby establishes this 1995 Comprehensive Stock
Option Plan for the benefit of the Corporation and its Subsidiaries, shareholders and Key Employees:

                 Article I. - General Provisions

     Section 1.1 Purpose. This CT Communications, Inc. 1995 Comprehensive Stock Option Plan (the "Plan") is intended to secure for CT Communications, Inc., its Subsidiaries and its shareholders the benefits arising from ownership of the Corporation's common stock by those selected Key Employees of the Corporation who will be responsible for its future growth. The Program is designed to help attract and retain superior personnel for positions of substantial responsibility with the Corporation, and to provide Key Employees with an additional incentive to contribute to the success of the Corporation. It is also intended that the Plan shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

     Section 1.2 Definitions.

     (a) "Board of Directors" means the Board of Directors of the Corporation.

     (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (c) "Committee" means the Compensation Committee of the Board of Directors appointed by the Board of Directors to administer the Plan.

     (d) "Common Stock" means the Nonvoting Class B common stock, par value $50.00 per share, of the Corporation to be issued pursuant to the Plan.

     (e)  "Corporation" means CT Communications, Inc.

     (f)  "Date of Grant" means the date on which an Incentive
          Stock Option is granted.

     (g) "Disabled" means the inability of an Optionee to engage in his or her profession by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is to last or can be expected to last for a continuous period of not less than twelve months, as determined by the Committee in its sole discretion upon certification thereof by a qualified physician selected by the Committee after such physician examines the Optionee.

     (h) "Fair Market Value" as of a given date means the value for a share of Class B Common Stock in the most recent quarterly appraisal provided by the Corporation's appraisers.

     (i) "Incentive Stock Option" means an Option granted by the Corporation to a Key Employee which is intended to qualify as an Incentive Stock Option under Code Section 422.

     (j) "Key Employee" means an active full time employee of the Corporation or its Subsidiaries who has significant responsibility for the growth and financial success of the Corporation including officers and other employees of the Corporation and its Subsidiaries.

     (k) "Option" means the right granted by the Corporation pursuant to the Plan to a Key Employee to purchase shares of Common Stock.

     (l)  "Optionee" means the individual granted an Option.

     (m)  "Plan" means the CT Communications, Inc. Comprehensive
          Stock Option Plan.

     (n) "Stock Option Agreement" means a formal written agreement between the Corporation and an Optionee in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee shall from time to time approve setting forth the terms and conditions of the grant of an Option to purchase shares of Common Stock pursuant to the Plan.

     (o) "Subsidiary" means a subsidiary corporation of the Corporation as that term is defined in Code Section 424(f). "Subsidiaries" means more than one Subsidiary.


                   Article II - Administration

     Section 2.1 Appointment of Committee. The Board of Directors shall appoint the Committee which shall consist of not
less than three directors of the Corporation.   The Committee
shall be composed of "disinterested persons" within the meaning of Rule 16b-3 promulgated pursuant to the provisions of the
Securities Exchange Act of 1934.   No member of the Committee or
member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or to any option granted thereunder.

     Section 2.2 Authority of The Committee. Subject to the other provisions of the Plan and with a view to effecting its purpose, the Committee shall have sole authority in its absolute discretion: (i) to construe and interpret the Plan; (ii) to define the terms used herein; (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (iv) to determine the Key Employees of the Corporation and of the Subsidiaries to whom Options shall be granted; (v) to determine the time or times when Options shall be granted; (vi) to determine the price or prices at which Options shall be granted;
(vii) to determine the option periods; (viii) to determine the number of shares to be subject to each Option; (ix) to determine whether any Options granted shall become vested over a period of time and when they shall be fully vested; (x) to determine whether Options to Key Employees shall be Incentive Stock Options; (xi) to determine whether a Key Employee is Disabled; and (xii) to make any other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan. All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive for all purposes upon all persons including, without limitation, the Corporation and its Subsidiaries, the Committee and each of the members thereof, the directors, officers and employees of the Corporation and its Subsidiaries, the Optionee, and their respective successors in interest.

     Section 2.3 Committee Administration. The members of the Committee shall serve at the pleasure of the Board of Directors, which may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all actions of the Committee shall be taken by a majority of its members. Any action of the Committee evidenced by a written instrument, signed by a majority of its members, shall be fully as effective as if it had been taken by a vote of a majority of its members at a meeting duly called and held. The Committee shall (i) appoint a secretary, who may be but need not be a member of the Committee, (ii) keep minutes of its meetings, and
(iii) make such rules and regulations for the conduct of its business as it shall deem advisable.

     Section 2.4 Privileges of Stock Ownership. No person entitled to exercise any option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any shares of stock issuable upon exercise of such option until certificates representing such shares shall have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any option under the Plan unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities shall have been fully complied with. Except as provided in Section 3.8, no adjustment shall be made for dividends or any other distributions for which the record date is prior to the date on which such stock certificate is issued.

     Section 2.5 Reservation of Shares of Common Stock. The Corporation, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, the Corporation will from time to time, as is necessary to accomplish the purposes of this Plan, seek to obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Common Stock hereunder. The inability of the Corporation to obtain from any regulatory agency having jurisdiction the authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve the Corporation of any liability in respect of the non-issuance or sale of the stock as to which the requisite authority shall not have been obtained.

     Section 2.6 Tax Withholding. The exercise of any option granted under the Plan other than an Incentive Stock Option is subject to the condition that if at any time the Corporation shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in any connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the Option shall not be effective unless such withholding tax or other withholding liabilities shall have been satisfied in a manner acceptable to the Corporation. In the event of the disposition by an Optionee of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option granted pursuant to the Plan within two years of the granting of the Incentive Stock Option or within one year after the exercise of the Incentive Stock Option, the Corporation shall have the right to require that the Optionee pay to the Corporation or have withheld from the Optionee's compensation any amounts necessary to satisfy the Corporation's withholding liabilities with respect to such disposition.

                      Article III - Options

     Section 3.1 Eligibility. In determining the Key Employees to whom Options will be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation, the anticipated number of years of effective service remaining, and such other factors as they shall deem relevant in connection with accomplishing the purposes of the Plan. Subject to the limits set forth in this Plan, a Key Employee who has been granted an Option may be granted an additional Option or Options if the Committee shall so determine.

     Section 3.2 Stock Subject to Option. Subject to adjustment as provided in Section 3.8 hereof, shares to be issued upon the exercise of Options may be authorized but unissued shares of Common Stock or issued shares of Common Stock of the Corporation, and the aggregate amount of Common Stock which may be issued upon exercise of all Options under the Plan shall not exceed 5,000 of such shares. If any Option granted under the Plan shall expire or terminate for any reason, without having been exercised in full, the shares covered by the Option but not purchased shall again be available for Options to be granted under the Plan.

     Section 3.3 Granting of Options; Option Price.

     (a) Following the selection by the Committee of a Key Employee to whom an Option shall be granted, the Corporation shall tender for signature a Stock Option Agreement. The date on which an Option shall be granted shall be the date of the Committee's authorization of such grant, or such later date as may be determined by the Committee at the time such grant is authorized.

     (b) The purchase price of the Common Stock under each Option shall be determined by the Committee, but in no event shall the purchase price with respect to authorized but theretofore unissued shares of Common Stock be less than the par value of the Common Stock.

     Section 3.4 Exercise of Option. An Option may be exercised by written notice to the Corporation at its offices at 68 Cabarrus Avenue East, Post Office Box 227, Concord, North Carolina 28026-0227, or such other address to which the office may be relocated, which notice shall (i) be signed by the Optionee or by the Optionee's successors, as hereinafter described in Section 9, (ii) state the number of shares with respect to which the Option is being exercised, and (iii) contain the representation that it is the Optionee's present intention to acquire the shares being purchased for investment and not for resale and such other representations as the Committee may require. Payment in full of the option price of said shares shall be made at the time of the exercise of the Option (i) in cash or by check payable to the order of the Corporation, or (ii) if authorized by the Committee or if specified in the Option being exercised, by a promissory note made by the Optionee in favor of the Corporation, upon the terms and conditions determined by the Committee and secured by the shares issuable upon exercise, complying with applicable law (including, without limitation, state corporate and federal margin requirements), or any combination thereof. As soon as practicable after said notice and the option price have been received by the Corporation, the Corporation shall deliver to the Optionee a stock certificate registered in the Optionee's name representing the Option shares.

     Except as provided in Section 3.6 hereof, at the time of the exercise of an Option, the Optionee must be an employee of the Corporation or of a Subsidiary.

     Except as otherwise provided herein, the Optionee shall not have any rights of a shareholder of the Corporation with respect to the shares covered by the Option except to the extent that, and until, one or more certificates for shares shall have been delivered to the Optionee upon the due exercise of the Option.

     Section 3.5 Term of Option. Options granted hereunder shall be exercisable in whole or in part or in installments, from time to time, during the option period determined by the Committee and set forth in the Stock Option Agreement. Any exercise of an Option for less than the total number of shares of Common Stock identified in the Option shall be deemed to be an exercise in part and the Option may be exercised on the remaining shares in accordance with the terms of this Plan at such time or times determined by the Optionee, provided that at each such time the Option is still exercisable under the terms of the Stock Option Agreement and the Plan. Except as provided in Section 3.6 and 3.8, no Option granted under the Plan shall be exercisable within six months of the date the Option is granted; provided, however, that no Option granted under the Plan shall be exercisable within six months of the date the Plan is approved by the shareholders of the Corporation.

     Section 3.6 Termination of Employment.

     (a) If the employment of any person to whom an Option has been granted is terminated for any reason other than death, disability, retirement with the consent of the Corporation or termination without cause, his or her Option or Options shall terminate immediately. If an Optionee retires with the consent of the Corporation or if an Optionee is terminated without cause by the Corporation, or any of its Subsidiaries, the Optionee may exercise his or her Option to the extent that he or she was entitled to exercise it as of the date of said retirement or termination but only within three months after said retirement or termination and in no event after the first to occur of 1) the date the Option would have otherwise expired or 2) ten years from the date such Option was granted. A temporary leave of absence approved by the Corporation or any of its Subsidiaries and the Committee shall not be deemed to be a termination of employment.

     (b) If an Optionee dies or becomes Disabled while he or she is an employee of the Corporation or any of its Subsidiaries, or shall die within three months after retirement (provided that such retirement is with the consent of the Corporation), the Optionee's Option may be exercised (to the extent the Optionee would have been entitled to do so on the date of Optionee's death or disability) not later than the first to occur of (i) the date thirty (30) days after the date of his or her death or disability or, if the Optionee dies within three months after retirement (provided that such retirement is with the consent of the Corporation), at any time within thirty (30) days after such retirement, or (ii) the date the Option would have otherwise expired, but in no event after the expiration of ten years from the date the Option is granted. In the event of the Optionee's death, such Options may be exercisable to the extent otherwise provided herein by the executor or personal representative of the Optionee's estate or by any person who acquired the right to exercise such Options by bequest under the Optionee's will or by inheritance. In the event the Optionee is Disabled, such Options may be exercised to the extent otherwise provided herein by the personal representative of the Optionee or such other person designated by a court of competent jurisdiction or by power of attorney to handle the Optionee's personal estate or affairs.

     Section 3.7 The Right of the Corporation to Terminate Employment. Nothing contained in the Plan or in any Option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Corporation or one of its Subsidiaries, or shall interfere in any way with the right of the Corporation or any of its Subsidiaries, as the case may be, to terminate his or her employment at any time for any reason.

     Section 3.8 Adjustments Upon Changes in Capitalization;
Acceleration of Exercise Rights.

     (a) The total amount of shares for which Options may be granted under the Plan and option rights (both as to the number of shares and the option exercise price per share) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock or from a reclassification of the Common Stock, and (in accordance with the provisions contained in the next following paragraph) in the event of a merger or consolidation.

     (b) After the merger of one or more corporations into the Corporation or any Subsidiary, any merger of the Corporation or a Subsidiary into another corporation, any consolidation of the Corporation or any Subsidiary and one or more other corporations, or any other corporate reorganization of any form involving the Corporation or a Subsidiary as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Common Stock, each Optionee at the time of such corporate reorganization shall, at no additional cost, be entitled, upon any exercise of his Option, to receive, in lieu of the number of shares as to which such Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such Optionee had been a holder of record of a number of shares of Common Stock equal to the number of shares which then remain exercisable under such Option. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

     (c) At the time of (i) the effective date of a plan of merger or consolidation of the Corporation with any other corporation as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation, (ii) the effective date of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation, or (iii) in the absence of a prior expression of approval by the Board of Directors, the acquisition except by inheritance or devise of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than a person, or group including a person, who beneficially owned, as of the effective date of the Plan, more than five percent of the Corporation's Voting stock or equity; then any Option granted hereunder shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to the Option and the option exercise price per share, and shall remain exercisable for the remaining term of such Option, regardless of whether such Option has been outstanding for six months or of any provision contained in the Stock Option Agreement with respect thereto requiring that the Option or any portion thereof be outstanding for a minimum amount of time prior to exercise, subject to all of the terms hereof and the Stock Option Agreement with respect thereto not inconsistent with this paragraph.

     (d) Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation each Option granted under the Plan shall terminate; provided, however that following the adoption of a plan of dissolution or liquidation, and in any event prior to such dissolution or liquidation (and as provided above regarding certain mergers and consolidations), each Option granted hereunder shall be exercisable in full, regardless of whether such Option has been outstanding for six months or of any provision contained in the Stock Option Agreement with respect thereto requiring that the Option or any portion thereof be outstanding for a minimum amount of time prior to exercise, subject to all of the terms hereof and of the Stock Option Agreement with respect thereto not inconsistent with this paragraph.

     The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation or any of its Subsidiaries to make adjustments, reclassification, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

     Section 3.9 Non-Transferability of Options. No Option granted under the Plan shall be transferable by the Optionee other than by will, or, if Optionee dies intestate, by the laws of descent and distribution of the state of Optionee's domicile at the time of death. During the Optionee's lifetime, the Option shall be exercisable only by the Optionee.

              Article IV - Incentive Stock Options

     Section 4.1 Committee Discretion. The Committee may in its sole discretion designate certain Options granted pursuant to the Plan as Incentive Stock Options. Incentive Stock Options shall be subject to Section 4.2 hereof and all other terms and conditions of the Plan, except to the extent that such terms and conditions conflict with the provisions of Section 4.2 hereof, in which case section 4.2 shall control.

     Section 4.2 Additional Conditions Applicable to Incentive
Stock Options.

     (a) Incentive Stock Options shall not be granted more than 10 years after the effective date of the Plan, and shall not be exercisable after the expiration of ten years from the Date of Grant.

     (b) No person may be granted an Incentive Stock Option in any calendar year if the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year, under this and all other incentive stock option plans (as defined in Section 422 of the Code) of the Corporation or its Subsidiaries, would exceed $100,000.

     (c) Except as provided in Section 4.3 hereof, no person shall be eligible to receive an Incentive Stock Option if such person would beneficially own, directly or indirectly, capital stock of the Corporation possessing more than ten percent of the total combined voting power of all classes of capital stock of the Corporation. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply, and capital stock of the Corporation which an employee may purchase under outstanding options shall be treated as stock owned by such employee.

     Section 4.3 Ten Percent Shareholders. Notwithstanding the provisions of Section 4.2(c) regarding the ineligibility of certain ten percent owners of the Corporation's capital stock, any Key Employee deemed to be ineligible pursuant to the provisions of Section 4.2(c) hereof may be granted an Option hereunder which (i) provides for an option price of at least 110% of the Fair Market Value of the stock at the Date of Grant, (ii) is not exercisable after the expiration of five years from the Date of Grant, and (iii) is subject to all of the other terms and conditions of the Plan.

              Section V - Miscellaneous Provisions

     Section 5.1 Amendment and Termination. The Plan may be amended or terminated by the Board of Directors without shareholder approval as deemed in the best interests of the Corporation, provided that the Board of Directors shall submit any amendments to the shareholders for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended.

     Section 5.2 Effective Date of the Plan. Effectiveness of the Plan is subject to approval by the shareholders of the Corporation within 12 months from the date the Plan is adopted by the Board of Directors. Notwithstanding any other provision hereof, options may be granted under the Plan prior to obtaining shareholder approval, however no Option granted hereunder may be exercised prior to approval of the Plan by the shareholders of the Corporation and, in the event the shareholders do not approve the Plan within one year from the effective date of the Plan, all Options granted hereunder shall be void.
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